Exhibit 10.2

December 14, 2017

VIA HAND DELIVERY

Victor Viegas

Re:	Terms of Separation

Dear Victor:

This letter confirms the agreement (“Agreement”) between you and Immersion Corporation (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a mutual general release of claims and a mutual covenant not to sue.

1. Separation Date: November 29, 2017 is your last day of employment with the Company for all purposes except for calculation and payment of your final pay (the “Separation Date”). November 30, 2017 is your last day of employment solely for purposes of calculation and payment of your final pay.

2. Resignation From Director and Employment Positions: By your signature below, you acknowledge that, effective as of the Separation Date, you will have resigned as the Chief Executive Officer of the Company, from any and all other officer and employment positions in the Company and its subsidiary and affiliate companies, and from the Company’s Board of Directors (the “Board”), and the boards of directors or similar governing bodies of all of the Company’s subsidiary or affiliate companies, and all committees thereof, by executing and delivering to the Company a signed copy of the resignation letter attached hereto as Exhibit A.

3. Acknowledgment of Payment of Final Wages: By your signature below, you acknowledge that on November 30, 2017, the Company provided you a final paycheck for all wages, salary, bonuses, variable compensation and any similar payments due you from the Company as of November 30, 2017, and that the Company does not owe you any other amounts, other than as set forth in Section 4 of this Agreement. Please promptly submit the requisite reimbursement documentation with respect to any outstanding business expenses that you have incurred on behalf of the Company, and the Company will process and reimburse any such outstanding expenses in accordance with its policies. You further acknowledge that you have not earned, and the Company does not owe you, an Annual Incentive payment for 2017, prorated or otherwise, and that you are not eligible for payment pursuant to Section 7(a)(iii) of your Employment Agreement with the Company dated October 21, 2009 (the “Employment Agreement,” attached hereto as Exhibit B).

4. Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to treat your separation as a Termination Without Cause pursuant to Section 7(a) of your Employment Agreement and provide you with the following:

Victor Viegas

a. Lump Sum Severance: The Company will pay you a lump sum payment equivalent to twelve months’ of your current annual salary within 10 days following the effective date of this Agreement.

b. COBRA: The Company will provide you and your dependents with COBRA benefits pursuant to the terms and conditions of Section 7(a)(ii) of the Employment Agreement. Notwithstanding the immediately foregoing sentence, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period you remain eligible for the benefit under the immediately foregoing sentence. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

c. Partial Equity Vesting Acceleration: The Company will partially accelerate the vesting of your unvested Company stock and stock options pursuant to the terms and conditions of Section 7(a)(iv) of the Employment Agreement, as described more fully in Section 7 below.

d. Extended Stock Option Exercise Deadline: The Company will extend the deadline by which you must exercise your vested stock options, as described more fully in Section 7(b)(ii) below.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement, that the separation compensation fully satisfies any obligation by the Company to you under the Employment Agreement and you will no longer have any right to compensation under the Employment Agreement, and that you would not otherwise be entitled to any other separation compensation.

5. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6. Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Inventions and Proprietary Rights Assignment Agreement (Exhibit C hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have conducted a diligent and reasonable search and you believe you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof. If you subsequently discover that you have Company Proprietary Information in your possession you will permanently destroy such information.

Victor Viegas

7. Equity: You currently beneficially own the following securities of the Company:

a. Restricted Stock: 70,303 shares of the Company’s Common Stock, issued under the Company’s 2007 Equity Incentive Plan (the “Restricted Stock Agreement”), all of which have vested in full.

b. Stock Options:

i. Options to purchase an aggregate of 1,844,993 shares of the Company’s Common Stock (the “Options”) pursuant to your Stock Option Agreements with the Company regarding stock options issued under the Company’s 2007 and 2011 Equity Incentive Plans (collectively referred to as the “Stock Option Agreements”) as follows: (A) on March 3, 2008 covering 10,000 shares, all of which are vested; (B) on November 13, 2009 covering 600,000 shares, all of which are vested; (C) on March 14, 2011 covering 43,333 shares, all of which are vested; (D) on March 8, 2013 covering 600,000 shares, of which 480,000 shares are vested; (E) on February 24, 2014 covering 50,000 shares, of which 46,876 shares are vested; (F) on March 3, 2015 covering 150,000 shares, of which 100,000 shares are vested; (G) on March 1, 2016 covering 75,000 shares, of which 31,250 shares are vested; (H) on March 1, 2016 covering 75,000 shares, none of which are vested; (I) on June 2, 2017 covering 120,830 shares, none of which are vested; and (J) on June 2, 2017 covering 120,830 shares; none of which are vested. As of the Separation Date, the Options have vested as to 1,311,459 shares (the “Vested Shares”) and remain unvested as to 533,535 shares (the “Unvested Shares”), all of which are unexercised.

ii. If you enter into this Agreement and it becomes effective by its terms, the Company will and hereby does, effective as of the Effective Date: (i) accelerate the vesting of seventy percent (70%) of the Unvested Shares, such that, as of the Effective Date, the Options will have vested as to 373,475 shares (the “Accelerated Vested Shares”); and (ii) extend the deadline by which you must exercise the Vested Shares and the Accelerated Vested Shares to and through the earlier of: (A) two (2) years following the Separation Date; (B) the date on which the applicable option grant expires; (C) the business day immediately preceding the closing date of a Change of Control (as defined in the Employment Agreement); and (D) any other earlier date that may be mandated by the applicable Equity Incentive Plan (the “Option Exercise Deadline”). Any Options that are Unvested Shares that are not Accelerated Vested Shares shall terminate, cease vesting and shall no longer be exercisable after the Separation Date. After the Option Exercise Deadline, you will no longer have a right to exercise the Options as to any unexercised vested shares.

Victor Viegas

iii. You acknowledge and agree that, no later than the date that is three (3) months and one (1) day following the Separation Date, the Options will cease to qualify as incentive stock options and instead will be treated as non-qualified stock options, and that you, and not the Company, shall solely bear any tax consequences relating to such reclassification and will be required, as a condition to exercising the Options, to satisfy all applicable tax withholding requirements that become due upon exercise of the Options. Your rights concerning the Options will continue to be governed by the Stock Option Agreements.

iv. The Company acknowledges and agrees that the Vested Shares and Accelerated Vested Shares and the lump sum severance and salary payments made pursuant to this Agreement shall not be subject to any recovery by the Company. Notwithstanding the foregoing, any incentive payments previously made to you that are subject to recovery based on any fraudulent activity and/or misstated financial statements or otherwise inaccurate financial reporting in accordance with the Executive Incentive Plan recovery policy of the Company shall remain subject to such recovery policy.

c. The Stock Agreement, the Restricted Stock Agreement and the Stock Option Agreements are collectively referred to as the “Equity Agreements.” The Equity Agreements are hereby amended consistent with this Agreement.

8. Mutual General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. In exchange for the consideration received herein, to the fullest extent permitted by law, the Company, its parent, subsidiaries and affiliates, hereby release and waive any claims they may have against you, whether known or not known, including without limitation, claims for breach of any obligations to the Company, including but not limited to claims for breach of fiduciary duty and/or breach of any contractual or common law duty to the Company; provided that such release shall not apply to (i) any fraud committed by you against the Company or its subsidiaries, (ii) any material misappropriation of the trade secrets or other intellectual property of the Company or its subsidiaries, or (iii) any material breach of your Employee Inventions and Proprietary Rights Assignment Agreement with the Company.

Victor Viegas

c. By signing below, the Company and you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

d. You and the Company do not intend to release any claims: (i) that may not be released as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802; (ii) pursuant to your Indemnity Agreement with the Company dated January 14, 2004 (Exhibit D hereto); or (iii) for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

9. Mutual Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, or which the Company may have against you, which is based in whole or in part on any matter released by this Agreement.

b. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

10. Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Victor Viegas

11. Mutual Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they serve as an officer or director of the Company, will not disparage you with any written or oral statement. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process. Nothing in this section shall prohibit the Company, in response to inquiries regarding the Company from Company investors, prospective investors, analysts, business partners and other third parties or in other public or privately communicated statements, from responding to such inquiries or making such other statements containing information or observations made in good faith and believed to be accurate regarding the Company’s business, performance or strategy, and such responses shall not be deemed a violation of the Company’s nondisparagement obligation.

12. Consulting; Cooperation in Litigation. You agree to provide the Company with consulting services and assist the Company in litigation and similar matters on an as-requested basis, not to exceed 20 hours in any month, at an hourly rate of $600 per hour. Such consulting compensation shall not be subject to withholding and you shall be solely responsible for payment of all income and self-employment taxes.

13. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. T his Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

Victor Viegas

15. Complete and Voluntary Agreement: This Agreement, together with Exhibits A-D hereto and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

18. Section 409A. The parties agree that the payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company do not constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Otherwise, payments pursuant to this Agreement (or referenced in this Agreement) will be treated as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations and each payment under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Victor Viegas

19. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Review Period”) and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 4 will be provided only at the end of that seven (7) day revocation period.

20. Effective Date; Expiration Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”). This offer of separation benefits will automatically expire if not accepted by you by the end of the Review Period.

21. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Victor Viegas

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Immersion Corporation

By: /s/ Carl Schlachte	Date: January 2, 2018
Carl Schlachte, Chairman of the Board

READ, UNDERSTOOD AND AGREED

/s/ Victor Viegas	Date: January 2, 2018
Victor Viegas

EXHIBIT A

RESIGNATION LETTER

December 14, 2017

Immersion Corporation

Re: Resignation

To the Board of Directors:

Effective as of the date written above, I hereby voluntarily resign (i) as a member of the Board of Directors (the “Board”) of Immersion Corporation (the “Company”) and as a member of the boards of directors or similar governing bodies of all of the Company’s subsidiaries and affiliates, and all committees thereof, and (ii) from any and all officer and employment positions of the Company, including without limitation as the President and Chief Executive Officer of the Company, and all of the Company’s subsidiaries and affiliates.

Sincerely,

/s/ Victor Viegas
Victor Viegas

EXHIBIT B

EMPLOYMENT AGREEMENT

IMMERSION CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Immersion Corporation, a Delaware corporation (the “Company”) and Victor Viegas (the “Employee”), effective as of October 21, 2009 (the “Effective Date”).

RECITALS

1.	The Employee is being employed by the Company as the Company’s Interim President and Chief Executive Officer.

2.	Certain capitalized terms used in this Agreement are defined in Section 9 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1. POSITION AND RESPONSIBILITIES. The Company shall employ the Employee in the position of Interim President and Chief Executive Officer, reporting solely to the Board of Directors of the Company (the “Board”), and assuming and discharging such responsibilities as are commensurate with such position. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the Employee’s employment with the Company, the Employee shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the Company’s business.

2. TERM OF EMPLOYMENT. This Agreement shall become effective as of the Effective Date. This Agreement and the Employee’s employment with the Company shall continue until terminated by reason of the Employee’s death or by either party at any time, with or without notice, for any or no reason. The parties agree and acknowledge that this Agreement is an “at will” agreement and that no implied covenant or standard of practice will cause this Agreement to have any minimum period of employment.

3. BASE COMPENSATION. For all services to be rendered by the Employee to the Company while this Agreement is in effect, the Employee shall receive a minimum annual base salary of $350,000, payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Board shall review the Employee’s base salary at least annually. The annual base salary specified in this Section 3, as such base salary may be increased during the term of this Agreement, is referred to herein as “Base Compensation.”

4. ANNUAL INCENTIVE COMPENSATION. For each fiscal year during the term of this Agreement, the Employee shall be eligible to receive additional cash compensation (“Annual Incentive”) under the Company’s annual variable compensation plan based upon specific financial and/or other targets approved by the Compensation Committee of the Board.

Unless the Compensation Committee of the Board determines otherwise, the Employee’s Annual Incentive target shall be an amount equal to 100% of his Base Compensation. Any Annual Incentive compensation that becomes payable to the Employee shall be paid in accordance with the Company’s standard practices and policies.

5. STOCK OPTIONS. Effective upon board approval, the Company will grant Employee an option to purchase 600,000 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock at the date of grant. The options will vest on a monthly basis and become exercisable over a four-year period with 1/48th of the shares vesting on each month of service during which Employee remains employed with or continues to provide services to the Company.

6. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs that the Company makes available to its senior executives, subject to the rules and the regulations applicable hereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its senior executives at any time. The Employee will be eligible for vacation and sick leave in accordance with the policies in effect for senior executives during the term of this Agreement. The Company shall reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the performance of his services on behalf of the Company, subject to and in accordance with the Company’s expense reimbursement policy as from time to time in effect. Any reimbursement of business expenses the Employee is entitled to receive pursuant to this Agreement shall (a) be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any taxable year and (c) not be subject to liquidation or exchange for another benefit.

7. TERMINATION OF EMPLOYMENT APART FROM A CHANGE OF CONTROL.

(a) TERMINATION WITHOUT CAUSE OR FOR CONSTRUCTIVE REASON. If the Company terminates the Employee’s employment other than for “Cause,” or if the Employee terminates his employment for a “Constructive Reason” (as those terms are defined in Section 9), then, provided that the Employee has executed a full general release, in a form satisfactory to Company, of all claims, known or unknown, that the Employee may have against the Company and such release has become effective on or before the forty-fifth (45th) day following the Employee’s termination of employment, in addition to all earned but unpaid Base Compensation and any other amounts to which the Employee is entitled:

(i) a lump sum severance payment equivalent to twelve (12) months’ of Base Compensation, payable within ten (10) business days following the effective date of the aforementioned general release of claims;

(ii) provided to the Employee immediately prior to such termination or, at the election of the Company and provided that the Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay the Employee and his dependents’ COBRA premiums for such period of twelve (12) months or, in any event until the Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first,

(iii) the Company shall pay to the Employee any earned but unpaid Annual Incentive, prorated to the date of the Employee’s termination of employment, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program, and

(iv) except as otherwise provided under Section 8 below with respect to a termination in connection with a Change of Control, the Employee shall immediately vest in an additional seventy percent (70%) of his then unvested Company stock and Company stock options.

All options, to the extent unexercised and exercisable by the Employee on the date on which the Employee’s service is terminated pursuant to this Section 7(a), may be exercised by the Employee within six (6) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Employee’s service terminated, but in any event no later than the expiration date of such options.

(b) TERMINATION AS A RESULT OF DEATH; DISABILITY. In the event of the Employee’s death or termination of employment by reason of the Employee’s “Disability,” (as such terms are defined in Section 9), during the term of this Agreement, then:

(i) the Company shall pay the Employee or to the representative of the Employee’s estate all amounts of unpaid Base Compensation and any earned but unpaid Annual Incentive, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program;

(ii) the Employee’s then unvested Company stock and Company stock options shall immediately vest with respect to the number of shares that would have vested had the Employee’s employment continued for an additional twenty-four (24) months; and

(iii) in the event of the Employee’s termination of employment by reason of Disability, the Company shall pay to the Employee in a lump sum on the first day of the seventh month following such termination of employment an amount equal to his Base Compensation for a period of six (6) months, less any disability payments made by the Company or its insurance carriers.

All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s employment is terminated pursuant to this Section 7(b), may be exercised by the Executive within twelve (12) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.

(c) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE. In the event the Employee’s employment with the Company terminates either (i) voluntarily by the Employee without a “Constructive Reason,” or (ii) involuntarily by the Company for “Cause,” then the Company shall have no further obligations hereunder except to pay to the Employee all amounts of unpaid Base Compensation and any earned but unpaid Annual Incentive, reimburse all reasonable business-related expenses and pay all other benefits required by law or by the terms of the applicable plan or benefit program.

(d) COMPLIANCE WITH SECTION 409A. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until the Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Employee’s separation from service shall be paid to the Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to the Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Employee pursuant to this Agreement.

8. TERMINATION IN CONNECTION WITH CHANGE OF CONTROL.

(a) If the Company terminates the Employee’s employment other than for “Cause,” or if the Employee terminates his employment for a “Constructive Reason” (as those terms are defined in Section 9) within three months of, or within 1 year following, Change of Control, then, provided that the Employee has executed a full general release, in a form satisfactory to Company, of all claims, known or unknown, that the Employee may have against the Company and such release has become effective on or before the forty-fifth (45th) day following the Employee’s termination of employment, in addition to all earned but unpaid Base Compensation:

(i) a lump sum severance payment equivalent to twelve (12) months’ Base Compensation, payable within ten (10) business days following the effective date of the aforementioned general release of claims; such severance payment will be subject to applicable withholding;

(ii) payment of the premiums necessary to continue Employee’s and dependents group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Employee’s termination date, or (ii) the date on which Employee first becomes eligible to obtain other group health insurance coverage; thereafter, Employee may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA; and

(iii) immediate vesting in seventy percent (70%) of his then unvested Company equity awards.

All Company stock options, to the extent unexercised and exercisable by the Executive on the date on which the Executive’s employment is terminated pursuant to this Section 8, may be exercised by the Executive within six (6) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Executive’s employment terminated, but in any event no later than the option expiration date.

9. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(a) CAUSE. “Cause” means: (i) the Employee’s willful and repeated failure to comply with the lawful written directions of the Board, after receiving written notice of such failure; (ii) the Employee’s gross negligence or willful misconduct in the performance of his duties; or (iii) the conviction of or entry of a plea of nolo contendere or guilty to a (x) felony or (y) a crime causing demonstrable harm to the Company.

(b) CHANGE OF CONTROL “Change of Control” means:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board occurring within a three-year period, as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of October 22, 2009, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or parent thereof)) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation; provided, however, that any person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such transaction, and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or parent) immediately following such transaction, shall not be included in the group of shareholders of the Company immediately prior to such transaction; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets.

(c) CONSTRUCTIVE REASON. “Constructive Reason” means the occurrence of any one or more of the following without the Employee’s prior written consent:

(i) A material adverse change in the Employee’s position that causes it to be of materially less stature or of materially less responsibility; provided, however, that if after a Change of Control the Employee is still the most senior executive of the Company and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred;

(ii) A change in the position to whom the Employee reports; provided, however, that if after a Change of Control the Employee reports to the Company’s Chief Executive Officer and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred;

(iii) An involuntary reduction of more than fifteen percent (15%) of the Employee’s Base Compensation other than a reduction in salary applicable to all senior executives of the Company; or

(iv) Relocating the Employee to a facility or location more than thirty (30) miles from his then current location.

This provision applies only if the Employee elects to terminate his employment within thirty (30) days after providing notice to the Company of the occurrence of a Constructive Reason and the Company’s failure to cure.

(d) DISABILITY. “Disability” means that the Employee has been unable to substantially perform his duties under this Agreement as a result of his incapacity due to physical or mental illness, and such inability, at least 90 days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

10. SUCCESSORS.

(a) COMPANY’S SUCCESSORS. Any successor, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Other than for purposes of Section 9(c) (the definition of “Constructive Reason”), the term “Company” shall include any such successor to the Company’s business and/or assets.

(b) EMPLOYEE’S SUCCESSORS. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

11. NOTICE.

(a) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

(b) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 11(a).

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

13. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

14. INTEGRATION. Except as otherwise expressly provided herein, this Agreement, together with the Confidential Information, Invention Assignment and Arbitration Agreement between the Employee and the Company (the “Confidential Information Agreement”), represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. EMPLOYMENT TAXES. The payments made pursuant to this Agreement will be subject to applicable income and employment taxes.

16. COUNTERPARTS. This Agreement may be executed by either of the parties hereto in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

17. ARBITRATION. Any dispute or controversy arising out of, or relating to, this Agreement or the Employee’s employment or termination thereof shall be settled by binding arbitration in accordance with the provisions of Section 9 of the Confidential Information Agreement, which are incorporated by reference herein.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

Dated: October 21, 2009	/s/ Victor Viegas
Victor Viegas

Immersion Corporation

Dated: October 21, 2009	By:	/s/ Jack L. Saltich
Its: Chairman

EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

IMMERSION CORPORATION

EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS

ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Immersion Corporation (the “Company”). In return for my new or continued employment by the Company, I acknowledge and agree that:

1.	No Conflict. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.

2.	Period of Employment. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

3.	Prior Work. All previous work done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company.

4.	Proprietary Information. My employment creates a relationship of confidence and trust between the Company and me with respect to any information:

(a)	Applicable to the business of the Company; or

(b)	Applicable to the business of any client or customer of the Company, which may be made known to me by the company or by any client or customer of the Company, or learned by me in such context during the period of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, software, formulas, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists.

5.	Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the Company, its assigns, and its customers and the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, maskworks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish.

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6.	Return of Materials. Upon termination of my employment or at the request of the Company before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to the Company’s business.

7.	Inventions. As used in this Agreement, the term “Inventions” means any new or useful art, discovery, improvement or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

8.	Ownership of Inventions. I hereby agree promptly to disclose and describe to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Inventions which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with the Company (a) which relate at the time of conception or reduction to practice of the invention to the Company’s business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for the Company. I have identified on Exhibit A (“Inventions”) attached hereto all Inventions relating in any way to the Company’s business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, and I represent that such list is complete. I represent that I have no rights in any such Inventions other than those Inventions specified in Exhibit A (“Inventions”). If there is no such list on Exhibit A (“Inventions”), I represent that I have made no such Inventions at the time of signing this Agreement.

9.	Future Inventions. I recognize that Inventions or Proprietary Information relating to my activities while working for the Company and conceived or made by me, alone or with others, within one year after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions and Proprietary Information shall be presumed to have been-conceived during my employment with the company and are to be assigned to the Company unless and until I have established the contrary.

10.	Cooperation in Perfecting Rights to Inventions.

(a)	I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

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(b)	In the event that the Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me.

11.	No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.	Survival. This Agreement (a) shall survive my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon my heirs and legal representatives.

13.	Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to the company all Inventions made or conceived by me during the term of my employment and for one (1) year thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

14.	No Solicitation. During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company.

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15.	Noninterference. As a condition for the foregoing employment, I will preserve the confidentiality of all trade secrets and other confidential information of Immersion, and I will not now, or in the future disrupt, damage, impair, or interfere with the business of Immersion whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, representatives or vendors or otherwise.

16.	Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

17.	Miscellaneous.

(a)	The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach be me.

(b)	If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(c)	This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without reference to such state’s statutes or case law regarding conflicts of laws.

(d)	This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

(e)	I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY:		EMPLOYEE:

Immersion Corporation

By:
Title:	VP Finance	Printed Name:	VICTOR VIEGAS
Dated:	8/1/99	Dated:	8/1/99

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Exhibit A

INVENTIONS

NONE

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Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company.

(2)	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United Stated or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

VICTOR VIEGAS
(Printed Name of Employee)
Date:	8/1/99

Witnessed by:

(Printed Name of Representative)
Dated: 8/1/99

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EXHIBIT D

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of January 14, 2004, is made by and between Immersion Corporation, a Delaware corporation (the “Company”), and Vic Viegas (the “Indemnitee”).

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors, officers and other agents.

D. The Company believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director, officer or agent received no personal profit and in cases where the director, officer or agent was not culpable.

E. The Company recognizes that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Company or its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters; and may extend beyond the normal time for retirement for such director, officer or agent with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s stockholders.

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G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

H. The Company desires and has requested the Indemnitee to serve or continue to serve as a director, officer or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

I. Indemnitee is willing to serve, or to continue to serve, the Company and/or one or more subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

(b) Expenses. For purposes of this Agreement, “expenses” include all out of pocket expenses or costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that “expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

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(c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

3. Liability Insurance.

(a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

(b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if the Indemnitee is a director; or of the Company’s officers, if the Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if the Indemnitee is not a director or officer but is a key employee.

(c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

4. Mandatory Indemnification. Subject to Section 9 below, the Company shall indemnify the Indemnitee as follows:

(a) Successful Defense. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he is or was an Agent of the Company at any time, against all expenses of any type whatsoever actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding.

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(b) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) imposed by a court or governmental entity or otherwise actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(c) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this subsection 4(c) shall be made in respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

(d) Actions where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, and if prior to, during the pendency of after completion of such proceeding Indemnitee becomes deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 4(a), 4(b), or 4(c) above were Indemnitee still alive.

(e) Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under another valid and enforceable indemnity clause, by-law or agreement.

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5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA, excise taxes and penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for all of the total amount hereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion hereof to which the Indemnitee is not entitled.

6. Mandatory Advancement of Expenses. Subject to Section 8(a) below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be determined ultimately that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

7. Notice and Other Indemnification Procedures.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

(b) If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event the Company shall be obligated to pay the expenses of any proceeding against the Indemnitee, the Company, except as otherwise provided below, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, except as otherwise provided below. The Company shall not settle any proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. The Indemnitee shall have the right to employ his counsel in any proceeding but the fees and expenses of the counsel incurred after notice from the Company of its assumption of the defense of the proceeding shall be at the Indemnitee’s expense, unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the

Indemnitee in the conduct of the defense of a proceeding, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, in each of which cases the fees and expenses of Indemnitee’s counsel, including any fees and expenses incurred in connection with an investigation to determine whether a conflict of interest exists, shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Company or as to which the Indemnitee has reasonably made the conclusion, based on written advice of counsel, that there may be a conflict of interest between the Company and the Indemnitee.

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8. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145.

(b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld or delayed.

9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

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10. Enforcement. Any right to indemnification or advances granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part by the Company, or (ii) no disposition of such claim is made within ninety (90) days of request therefor by the Company. Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than all action brought to enforce a claim for expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 8 hereof. Neither the failure of the Company (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.

11. Subrogation. In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under any valid and collectible insurance policy of D&O Insurance or another indemnity agreement covering the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

12. Survival of Rights.

(a) All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

(b) The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

14. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13 hereof.

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15. Savings Clause. If this Agreement or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee as to expenses, judgments, fines, penalties or ERISA excise taxes with respect to any proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

19. Consent to Jurisdiction. The Company and the Indemnitee each hereby consent to the jurisdiction of the courts of the State of Delaware with respect to any action or proceeding which arises out of or relates to this Agreement.

[Remainder of Page Intentionally Left Blank]

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The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

THE COMPANY:

IMMERSION CORPORATION

By: Jon Rubinstein

Its: Chairman of the
Compensation Committee

Address:	801 Fox Lane
San Jose, CA 95131

INDEMNITEE:

Vic Viegas

Address:	99 James Avenue
Atherton, CA 94027